Exhibit 21.1

SUBSIDIARIES OF BREITBURN ENERGY PARTNERS L.P.

Name	Jurisdiction
BreitBurn Operating GP, LLC	Delaware
BreitBurn Operating L.P.	Delaware
Alamitos Company	California
BreitBurn Florida LLC	Delaware
BreitBurn Fulton LLC	Delaware
GTG Pipeline LLC	Virginia
Mercury Michigan Company, LLC	Michigan
Phoenix Production Company	Wyoming
Preventive Maintenance Services LLC	Colorado
Terra Energy Company LLC	Michigan
Terra Pipeline Company LLC	Michigan
Beaver Creek Pipeline, L.L.C.	Michigan
BreitBurn Energy Partners I, L.P.	Texas
BreitBurn GP, LLC	Delaware
BreitBurn Management Company, LLC	Delaware
BreitBurn Finance Corporation	Delaware
BreitBurn Collingwood Utica LLC	Delaware